OSG                                                                                                                               Press Release

Overseas Shipholding Group, Inc.

For Release at 4:30 p.m. ET
Jennifer L. Schlueter, VP Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

OVERSEAS SHIPHOLDING GROUP ANNOUNCES PARTNERSHIP WITH TRANSCANADA

— Strategic Partnership to Commercialize New Technology
for Compressed Natural Gas Marine Transportation —

New York, NY - August 7, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced a strategic partnership agreement with TransCanada CNG Technologies Ltd, a subsidiary of TransCanada Corporation (NYSE, TSX: TRP).  Under the agreement, OSG will own and operate a new type of tanker vessel, capable of moving large quantities of compressed natural gas (CNG).  The ships will utilize TransCanada's patented technology for the design, construction and operation of Gas Transport Modules (GTMs) for the transportation of CNG from stranded gas fields throughout the world.

Morten Arntzen, President and CEO said, "We are very excited about working with TransCanada on both the development of these unique gas carriers and the projects for which they are intended. As the world seeks alternative energy resources and fuel substitutions, this proprietary technology is a real breakthrough for facilitating the recovery of natural gas from fields that were once not cost effective to reach." Arntzen continued, "Combining TransCanada's unique technology with OSG's in-depth knowledge of marine transportation and vessel construction, will enable our respective companies to be the first to develop an efficient and commercially viable CNG vessel."

Compressed natural gas, or CNG, is gas that has been compressed for transportation in pressurized containers on ships, barges or trucks, rather than by pipeline.  In many parts of the world, gas fields that cannot be readily connected by pipeline or developed for liquefied natural gas (LNG) are excellent candidates for CNG development.  By mounting GTMs on barges or ships and providing a constant flow of natural gas into the market, the ships, in effect, become a floating pipeline.  TransCanada's GTM technology utilizes a proprietary composite reinforced steel pressure container system manufactured under license from NCF Industries Inc. (U.S. and foreign patents issued and pending).

Angus Campbell, the Head of OSG's Gas transportation unit further commented, "The CNG venture with TransCanada, one of the world's leading pipeline operators, is a natural extension of our LNG transportation platform and an exciting opportunity to bring new technologies to the marine energy transportation marketplace."

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 116 vessels aggregating 12.9 million dwt and 865,000 cbm, as of today's date. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Newcastle and Singapore. More information is available at www.osg.com.

About TransCanada
TransCanada is a leader in the responsible development and reliable operation of North American energy infrastructure. TransCanada's network of more than 41,000 kilometres (25,600 miles) of wholly owned pipeline transports the majority of Western Canada's natural gas production to key Canadian and U.S. markets. A growing independent power producer, TransCanada owns, or has interests in, approximately 6,700 megawatts of power generation in Canada and the United States.

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